PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, BEND ARCH PETROLEUM INC. through its Director Charles Bitters (''Debtor"), promises to pay to the order of PROCO OPERATING CO. INC. ("Lender") the principal sum of two million dollars ($2,000,000) at eight percent (8%) interest per annum. The purpose of said Promissory Note is to secure Payment for an Oil and Gas Lease and wells in Comanche and Eastland counties Texas, sold to Bend Arch Petroleum Inc. by Proco Operating on June 15,2004.   Said leases and welts are described in Exhibits "A" attached hereto and made a part hereof for all purposes.

TERMS AND CONDITIONS

THE TERMS AND CONDITIONS OF SAID PROMISSORY NOTE are as follows:
Timely payments will be made to Lender, should Debtor fail to make or be delinquent in making payments in excess of Sixty (60) days to Lender, debtor will be considered in default of the conditions of this Promissory Note and the conditions of sale of the leases and wells noted above and Debtor will forfeit ALL ownership of said leases and wells as described in Exhibit "A" and will relinquish Operations on said leases and wells to Lender. Further Debtor will immediately vacate the leases with no rights of ownership to any of saidproperty or leases and will execute the necessary documents to transfer the leases and wells to Lender or to his assigns.

THE INDEBTEDNESS evidenced hereby is due and payable on July 25, 2007 or may be prepaid in whole or in part at any time without penalty. Debtor way pay the Promissory Note in full at his discretion, any partial pre-payment shall not defer the principal and/or interest due following such pre-payment. Any pre-payment shall be applied first to interest due and then to principal.

DEBTOR: Bend Arch Petroleum Inc.

Date: June 15, 2004	By:	/s/ Charles Bitters
Charles Bitters
Director

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